Exhibit 10.14

OFFER OF EMPLOYMENT

November 2, 2016

Alex Vetter

Cars.com

175 West Jackson Blvd

8th Floor

Chicago, IL 60604

Dear Alex,

Subject to the approval of the Board of Directors of TEGNA Inc., I am pleased to extend you an offer to continue your position as the President and Chief Executive Officer of Cars.com (the “Company”) following the date the Company is spun off from TEGNA (the “Spinoff”). The terms of your employment after the Spinoff are set forth below.

Reporting Relationship and Location. While serving as President and Chief Executive Officer of the Company after the Spinoff you will report directly to the Board of Directors of the Company, and your primary office location will be at the Company’s headquarters in Chicago, IL. This is a full-time exempt position.

Total Target Compensation. The initial total compensation opportunity is detailed below.

Component of Pay	Amount	Comments
Annual Base Salary	$550,000	Effective the day after the Spinoff

Annual Performance Bonus Target	110% of base salary	• Effective the day after the Spinoff

•       Bonus for full-year 2017 will be based on a combination of applicable target awards and KPIs pre- and post-Spinoff and is subject to the Code Section 162(m) limitations on such bonus established by Parent

• Payment of the full-year 2017 bonus will occur in Q1 2018

Long-Term Incentive Target Value	$3.0M Annualized	• Effective after the Spinoff

•       In January 2017, you will be granted a long term incentive award in the form of TEGNA restricted stock units with the same design as other TEGNA senior leadership participants. The value of such award will be consistent with your current target level value

• Upon the Spinoff, the January 2017 award shall be converted into an award of Cars.com restricted stock units under the concentration method

•       After the Spinoff, it is expected that the new Executive Compensation Committee of the Cars.com Board of Directors will grant you an additional award reflecting your role as CEO and whose value when added to the value of your pre-Spinoff 2017 award will be approximately $3.0 million

Total Target Compensation	$4.155M	Shown on a full-year basis

Annual Performance Bonus. You will be eligible to participate in the Company’s annual bonus plan as in effect from time to time.

Long-Term Incentive. For your January 2017 grant, you will be eligible to participate in the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan, as amended (the “LTI Plan”) and be granted a restricted stock unit award as determined by the Executive Compensation Committee of the TEGNA Board of Directors (the “ECC”). Such award will be subject to approval of the ECC and the terms of the LTI Plan and the award agreement. Upon the Spinoff, the 2017 award shall be converted into an award of restricted stock units in Cars.com stock under the concentration method. For awards granted after January 2017, it is anticipated that the Company will adopt its own Omnibus Incentive Compensation Plan, and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will grant you stock-based awards under that Plan from time to time.

For stock-based awards granted on or after the date of this letter, in the event the Company involuntarily terminates you without cause under circumstances that constitute a “qualifying termination” under the Cars.com Inc. Executive Severance Plan or a successor severance plan, you will receive service credit and continue to vest in such awards for no less than the 18 month period following your termination of employment.

The initial stock-based awards granted to you on or after the date of the Spinoff will include change in control vesting and payment provisions that are substantially similar to the change in control vesting and payment provisions generally provided in the stock-based award agreements under the LTI Plan as of the date of this letter.

Benefits. You will be eligible for the retirement and welfare benefits programs generally offered by the Company in accordance with the terms of such plans as in effect from time to time, which may be amended.

Stock Ownership Guidelines. The Company will establish stock ownership guidelines that will be communicated to you after the Spinoff.

Severance Benefits and Restrictive Covenants. In lieu of your severance rights under your Employment Agreement dated November 4, 2014, (the “Employment Agreement”) you will become a participant in the following severance programs:

•	The Company will adopt a change in control severance plan, in substantially the form attached hereto as Exhibit A (the “Change in Control Severance Plan”). Subject to the terms of the Change in Control Severance Plan, you will have the opportunity to receive a severance benefit in the event of a change in control of the Company in an amount that is not less than 2.0X base + bonus (bonus defined as the average bonus you were paid in the three preceding years). While the Change in Control Severance Plan may be amended or terminated, the Company agrees at all times to provide you the opportunity to receive a change in control severance benefit in the amount of 2.0X base + bonus under such plan or a successor plan, subject to the terms of the plan or successor plan.

•

The Company will adopt an executive severance plan, in substantially the form attached hereto as Exhibit B (the “Executive Severance Plan”). Subject to the terms of the Executive Severance Plan, you will have the opportunity to receive a benefit in an amount that is not less than 1.5X base + bonus (bonus defined as the average bonus you were paid in the three preceding years). While the Executive Severance Plan may be amended or terminated, the Company agrees at all times to provide you the opportunity to receive a severance benefit in the amount of 1.5X base + bonus under such plan or a successor plan, subject to the terms of the plan or successor plan. In the event a severance benefit is also payable under the Change in Control Severance Plan, or a successor plan, no benefit will be payable under the Executive Severance Plan, or successor plan.

Impact to Your Current Employment Contract. In consideration for the compensation offered under this letter, you hereby agree to forever waive and relinquish your rights under your Employment Agreement with the sole exception that you will continue to have the severance rights set forth under the Employment Agreement with respect to the long-term incentive awards that have been granted to you as of the date of this letter, but not for any long-term incentive awards granted after the date of this letter, including, without limitation, the long-term incentive awards contemplated by this letter.

Vacation. You will be eligible for 5 weeks’ annual vacation.

Effectiveness. The effectiveness of this letter is contingent upon the occurrence of the Spinoff, and, if for any reason, the Spinoff is not consummated, this letter will be void ab initio. Effective as of the Spinoff, this letter will be assumed by the Company without further action, and TEGNA will have no obligations with respect thereto.

You are free to resign at any time, with or without cause. Similarly, your employment with the Company is “at will”, and the Company may terminate your employment at any time, with or without cause, so long as there is no violation of applicable federal or state law. Your right to participate in and receive benefits under the Company’s various benefits and compensation plans are subject to the terms of the plans. The Company reserves the right to amend or terminate its benefits and compensation plans at any time, and all compensation paid to you is subject to applicable taxes and withholding requirements.

We are delighted at the prospect of your leading the Company following the Spinoff, in what we expect will be a mutually rewarding relationship and productive experience. Should the terms of this letter be acceptable, we would appreciate you confirming agreement with your signature below by close of business on November 2, 2016. If you have questions, please feel free to contact me.

Best regards,

/s/ Howard Elias
Howard Elias
Chairman of the Executive Compensation Committee, TEGNA Board of Directors

Acceptance

Signature:	/s/ Alex Vetter	Date: 11/2/16

CC: Marjorie Magner